Borden Ladner Gervais LLP
Lawyers • Patent & Trade-mark Agents
1200 Waterfront Centre
200 Burrard Street, P.O. Box 48600
Vancouver, B.C., Canada V7X 1T2
tel: (604) 687-5744 fax: (604) 687-1415
www.blgcanada.com

BORDEN
LADNER
GERVAIS

October 19, 2007

Response Biomedical Corp.
100 – 8900 Glenlyon Parkway
Burnaby, British Columbia
V5J 5J8

Dear Sirs/Mesdames:

Response Biomedical Corporation
Registration Statement on Form S-8

We have acted as Canadian counsel to Response Biomedical Corp., a British Columbia company (the "**Company**"), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the "**Registration Statement**") on Form S-8 under the United States Securities Act of 1933, as amended (the "**Act**").

The purpose of the Registration Statement is to register a total of 5,500,000 common shares (the "**Option Shares**") which are issuable pursuant to the exercise of stock options granted from time to time under the Company's 2005 stock option plan, as amended (the "**Option Plan**").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that upon the valid exercise of options duly issued under the Option Plan and receipt of payment in full for the Option Shares in respect of which such stock options have been exercised, the Option Shares so paid for will be validly issued as fully paid and non-assessable shares in the capital of the Company.

CALGARY • MONTRÉAL • OTTAWA • TORONTO • VANCOUVER • WATERLOO REGION

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Borden Ladner Gervais LLP